UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 26, 2011 (May 25, 2011)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 25, 2011, SM Energy Company (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”).  At the Annual Meeting, the Company’s stockholders elected all of the incumbent directors, and approved the three additional proposals described below.  Each director was elected by a majority vote.  The directors elected and the final vote tabulation for each director were as follows:

Director	For	Against	Abstain	Non-Votes
Barbara M. Baumann	55,385,689	306,794	2,916	4,634,960
Anthony J. Best	55,500,865	174,695	19,839	4,634,960
Larry W. Bickle	55,465,404	226,889	3,106	4,634,960
Stephen R. Brand	55,160,847	67,739	466,813	4,634,960
William J. Gardiner	55,409,957	282,522	2,920	4,634,960
Julio M. Quintana	55,565,870	126,512	3,017	4,634,960
John M. Seidl	54,999,662	691,847	3,890	4,634,960
William D. Sullivan	55,638,417	54,159	2,823	4,634,960

The Company’s stockholders also approved the proposal to ratify the appointment by the Company’s Audit Committee of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2011.  The final vote tabulation for that proposal was as follows:

For	60,084,006
Against	244,964
Abstain	1,389

The Company’s stockholders also approved, by a non-binding advisory vote, the proposal regarding the compensation of the Company’s named executive officers.  The final vote tabulation for that proposal was as follows:

For	54,588,080
Against	169,785
Abstain	937,534
Non-Votes	4,634,960

    The Company’s stockholders also approved, by a non-binding advisory vote, an annual non-binding advisory vote regarding compensation of the Company’s named executive officers.  The final vote tabulation for that proposal was as follows:

One year	36,698,680
Two years	132,585
Three years	17,872,463
Abstain	991,671
Non-Votes	4,634,960

Based on these results, the Company’s Board of Directors determined to hold the non-binding advisory vote on the compensation of the Company’s named executive officers annually until the next stockholder vote on the frequency of such advisory votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             SM ENERGY COMPANY

Date:	May 26, 2011	By:	/s/ KELLY E. COLLINS
Kelly E. Collins
Director of Financial Reporting & Assistant Corporate Secretary